JBT Corporation • 70 West Madison Street, Suite 4400, Chicago, IL, 60602| P +1 312 861 5900 | F +1 312 861 5897 | www.jbtc.com Exhibit 10.6 January 2, 2025 Arni Sigurdsson President Marel h.f. Austurhraun 9 210 Garðabær, Iceland Dear Arni, Your leadership and contributions are incredibly important the successful completion of the JBT Marel transaction and to the short- and long-term success of the combined organization. To that effect, I am pleased to present you with the following sign-on incentive award. Below are the details of this award: Cash Award: $625,000 (USD)  Award will be paid within 30 days from date of close of transaction.  Award will be paid in local currency at conversion rate in effect at time of payment.  In the event that you voluntarily terminate your employment with JBT Marel within two years of accepting the cash award, you will be required to repay the sign-on cash bonus. If voluntary termination occurs within: o 12 months of receiving the cash award, you agree to repay 100% of the payment, net of tax. o 13-18 months of receiving the cash award, you agree to repay 50% of the payment, net of tax. o 19-24 months of receiving the cash award, you agree to repay 25% of the payment, net of tax. Equity Award: $625,000 (USD)  Equity award will be granted within 30 days from the date of close of the transaction.  The award will be comprised of time-based restricted stock units (“RSUs”).  The number of shares awarded will based on the dollar amount of your award and the closing price of JBT Corporation stock on the grant date of the award.  The award will vest 12 months from the award grant date.  All other terms and conditions relating to this restricted equity award are as set forth in the LTIP plan document and award grant agreement. The incentive awards outlined above are contingent on the close of the JBT Marel transaction. The grant date of the award is conditional, and subject to the close date of the transaction. Additional information regarding the award granting process will be forthcoming. Nothing in this letter shall be interpreted to be in conflict with or to eliminate or modify in any way your employment status, nor shall the agreement be construed so as to create a contract, promise, or guarantee of employment for any specific term in any position or assignment. I appreciate your ongoing dedication to the success of JBT Marel. /s/ Brian Deck 1/3/25 ____________________________________________________________ _____________________ Brian Deck, CEO Date /s/ Arni Sigurdsson 1/3/25 ____________________________________________________________ _____________________ Arni Sigurdsson Date